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                                                                    EXHIBIT 99.1

March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Re: Release Nos. 33-8070, 34-45590, 39-2395, IA-2018, IC-25464;
    FR-62; File No. S7-03-02 (the "Release")

Ladies and Gentlemen:

In accordance with the Release, Mpower Holding Corporation has obtained a letter of representation from Arthur Andersen LLP (Andersen) stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

MPOWER HOLDING CORPORATION

/s/  MICHAEL R. DALEY

Michael R. Daley
Executive Vice President and Chief Financial Officer